EXHIBIT 21

SUBSIDIARIES OF IDACORP, Inc.

IDACORP, Inc:

1.       Idaho Power Company, an Idaho Corporation

2.       Idaho Energy Resources Company, a Wyoming Corporation

3.       Ida-West Energy Company, an Idaho Corporation

4.       IDACORP Energy Services Company, a Nevada Corporation

5.       IDACORP Energy L.P., a Delaware Limited Partnership

6.       IDACORP Financial Services, Inc., an Idaho Corporation

IDACOMM, Inc., an Idaho Corporation

7.